EXHIBIT 23b1



                               CONSENT OF COUNSEL



     We consent to the incorporation by reference of (a) our opinion as counsel for American Brands, Inc., a Delaware corporation ("Registrant"), contained in
Item 3, "Legal Proceedings", of the Annual Report on Form 10-K of Registrant for the fiscal year ended December 31, 1994, and (b) our opinions as counsel for Registrant contained in Part II, Item 1, "Legal Proceedings", of the Quarterly Reports on Form 10-Q of Registrant for the quarterly periods ended March 31, 1995 and June 30, 1995, in this Registration Statement on Form S-8 and the prospectus related thereto.





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November 8, 1995